Exhibit (j)(i) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in each Statement of Additional Information for Federated Tax-Free Instruments Trust in Post-Effective Amendment Number 101 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust and to the incorporation by reference of our report, dated May 20, 2008, on Tax-Free Instruments Trust (one of the portfolios constituting Money Market Obligations Trust) included in the Annual Shareholder Report for the fiscal year ended March 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
July 24, 2008